Exhibit 99.1

FOR IMMEDIATE RELEASE

VICIS CAPITAL ADVANCES $4 MILLION TO AMBIENT CORPORATION

Proceeds to Pay Down Senior Secured Debt

Boston, MA, June 4, 2007 - Ambient Corporation (OTCBB: ABTG), a leader in Broadband over Power Lines (BPL) solutions, today announced that it has closed on a non-secured bridge loan of $4 million from the Vicis Capital Master Fund.

Ambient will use a significant portion of the proceeds to reduce the remaining balance of the approximately $4.6 million in principal remaining outstanding under its 8% Senior Secured Convertible Debentures issued in May 2006. Following the retirement of a significant portion of the senior debt, the security interest in favor of the holders of the May 2006 debentures in certain assets of Ambient, as well as certain anti- dilution and other protective provisions contained in the 2006 debenture documents will terminate.  The termination of the security interest and the protective provisions is expected to enhance Ambient’s flexibility in securing long-term funding.

Pursuant to the terms of the 2006 debentures, Ambient has been repaying on a monthly basis principal and accrued interest outstanding on the debentures in registered shares of its common stock. The anticipated retirement of a significant portion of the remaining outstanding senior secured debt is expected to significantly reduce issuance of Ambient shares in the future for this purpose, and the accompanying dilution.

Commenting on the transaction, John J. Joyce, President and CEO of Ambient stated, “This is the first necessary step towards securing a stable capital structure which will attract long-term institutional investors. As I stated recently at our Annual Meeting of Stockholders, our focus is on four main goals and objectives: stabilizing the capital structure, increasing revenues, enhancing our technology, while protecting our intellectual property and fostering the creation of industry standards. While this is just the initial step towards stabilizing the capital structure, we feel this is a significant step in the right direction for the Company’s future growth.”

“Additionally, we along with our utility customers, recognize the need to create next generation smart distribution networks, increasing efficiency and reducing utilities environmental footprint. We look forward to advancing our projects based on this shared vision, further meeting our goals and objectives for the year,” continued Mr. Joyce.

Shad Stastney, a partner with Vicis Capital, LLC, the investment manager for Vicis Capital Master Fund, said of the investment, “Given the predicted growth of U.S. electricity demand and the large scale infrastructure improvements needed by utility companies to implement advanced metering (also known as AMI) and the Smart Grid, we believe Ambient is in a very good position. Vicis looks for potential high-growth companies like Ambient, particularly in light of their already-strong relationships with large investor-owned utilities.”

The remaining funds will be used to continue Ambient’s present operations, which include BPL deployments with major utility companies throughout the United States.  Ambient’s deployments include Consolidated Edison of New York (NYSE: ED), Duke Energy in the Carolinas (NYSE: DUK) and San Diego Gas & Electric of California, a unit of Sempra Energy (NYSE: SRE).

Additional information relating to the loan will be included in Ambient’s Current Report on Form 8-K, which Ambient is preparing to file with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Vicis Capital Master Fund

Vicis Capital Master Fund currently manages approximately $2 Billion across a range of strategies. Vicis

Capital, LLC is the investment manager for Vicis Capital Master Fund.

About Ambient Corporation

Ambient is a pioneer in the Broadband over Power Lines (BPL) industry and is engaged in the design, development and marketing of patented, FCC-certified BPL equipment and technologies. Ambient utilizes proprietary technology and in-depth industry experience to provide optimal solutions for Smart Grids and the Broadband Access and In-Premise markets. Headquartered in Newton, MA, Ambient is a publicly traded company (OTCBB: ABTG). Visit Ambient at www.ambientcorp.com.

This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry, and that reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, changes in economic conditions generally and the broadband over power lines (“BPL”) market specifically, changes in technology, legislative or regulatory changes that affect us, the availability of working capital, changes in costs and the availability of goods and services, the introduction of competing products, changes in our operating strategy or development plans, our ability to attract and retain qualified personnel, and changes in our acquisition and capital expenditure plans, and the risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1 of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statement for any reason.

Ambient is a trademark of Ambient Corporation registered in the U.S. Patent and Trademark Office.

MEDIA

CONTACT:

Ambient Corporation

Anna E. Croop

Director of Corporate Communications

(617) 614-6739

acroop@ambientcorp.com